Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
ASCENT ENERGY INC.

ARTICLE I
Name

        The name of this corporation is Ascent Energy Inc. (the "Corporation").

ARTICLE II
Registered Office and Registered Agent

        The address of the Corporations registered office in the State of Delaware and its registered agent at such address is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
County of New Castle

ARTICLE III
Purpose

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the"DGCL").

ARTICLE IV
Capital

        1.     Authorized Stock.     The Corporation shall be authorized to issue an aggregate of 30,000,000 shares of capital stock, of which 20,000,000 shares shall be Common Stock, $0.001 par value per share (the "Common Stock"), and 10,000,000 shares shall be Preferred Stock, $0.001 par value per share (the "Preferred Stock").

        2.   Preferred Stock.     Preferred Stock may be issued from time to time in one or more series. All shares of any one series of Preferred Stock shall be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate if cumulative.

         (a)     Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law, including, without limitation, the following:

         (1)     the number of shares of such series, which may subsequently be increased, except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of such series, or decreased, to a number not less than the number of shares then outstanding, by resolution or resolutions of the Board of Directors, and the distinctive designation thereof;

         (2)     the dividend rights of such series, the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, as to dividends, the extent, if any, to which shares of such series will be entitled to participate in dividends with shares of any other series or class of stock, whether dividends on shares of such series will be fully, partially or conditionally cumulative, or a combination thereof, and any limitations, restrictions or conditions on the payment of such dividends;

         (3)     the rights of such series, and the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and the extent, if any, to which shares of any such series will be entitled to participate in such event with any other series or class of stock;

         (4)     the time or times during which, the price or prices at which, and the terms and conditions on which the shares of such series may be redeemed;

         (5)     the terms of any purchase, retirement or sinking funds which may be provided for the shares of such series; and

         (6)     the terms and conditions, if any, upon which the shares of such series will be convertible into or exchangeable for shares of any other series, class or classes, or any other securities.

         (b)     The shares of Preferred Stock shall have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in the resolution or resolutions of the Board of Directors creating the series of which such shares are a part.

        (c)     No holders of any series of Preferred Stock will be entitled to receive any dividends thereon other than those specifically provided for by this Certificate of Incorporation or the resolution or resolutions of the Board of Directors providing for the issue of such series of Preferred Stock, nor will any accumulated dividends on Preferred Stock bear any interest, unless specifically provided for by the resolution or resolutions of the Board of Directors providing for the issue of such series of Preferred Stock.

         (d)     In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series will be entitled to receive only such amount or amounts as will have been fixed by this Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of such series.

          3.     Common Stock.     All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, if any, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

ARTICLE V
Business Opportunities

    1.     Definitions.     As used in this Article V, the following terms shall have the following meanings:

         (a)    "Affiliate"    shall mean, with respect to any specified person, (i) any Subsidiary (as defined below) of such person; (ii) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (iii) any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock; (iv) any officer or director of (A) any such specified person, (B) any subsidiary of such specified person, or (C) any person described in clause (ii) or (iii) above; or (v) any heir or legatee or other person having a relationship with any natural person by blood, marriage or adoption not more remote than first cousin or any person directly or indirectly controlling or controlled by or under common control with such other person described in this clause (v). For purposes of this definition, (x) "control," with respect to any specified person, means the possession of the power, whether or not exercised, to direct or cause the direction of the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing and (y) none of the Significant Stockholders shall be deemed to be an Affiliate of the Corporation, or vice versa.

         (b)    "Corporate Opportunity"     shall mean an investment or business opportunity or prospective economic advantage (i) that the Corporation is financially able, contractually permitted and legally able to undertake, (ii) that is, from its nature, the same as or similar to the Corporation's business or the business of any Subsidiary of the Corporation, and (iii) in which the Corporation could, but for the provisions of this Article V, have an interest or expectancy.

         (c)    "Significant Stockholder"    shall mean any holder of Capital Stock of the Corporation that, together with its Affiliates, is entitled to cast at least 25% of the Total Voting Power.

         (d)    "Subsidiary"     shall mean any corporation, partnership, joint venture or other legal entity of which such person (either directly or through or together with any other Subsidiary of such person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

        2.     Competing Activities.     Except as otherwise expressly provided in an agreement between the Corporation and any Significant Stockholder or among the Corporation and any two or more Significant Stockholders, (i) the Significant Stockholders of the Corporation, including, without limitation, their respective officers directors, agents, stockholders, members, partners and Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation's business or the business of any Subsidiary of the Corporation; (ii) neither the Corporation, any Subsidiary of the Corporation nor any stockholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

         3.    Corporate Opportunities.

       (a)     If any Significant Stockholder (or, as set forth below, any of its officers, directors, agents, stockholders, members, partners, employees or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such person (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers', directors', agents', stockholders', members', partners', employees' or Affiliates') own account or to recommend, sell, assign or transfer such Corporate Opportunity to persons other than the Corporation or any Subsidiary of the Corporation, and (iii) shall not breach any fiduciary duty to the Corporation, in such person's capacity as a stockholder of the Corporation or otherwise, by reason of the fact that such person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

        (b)     In the event that a director, officer or employee of the Corporation who is also a director, officer, agent, stockholder, member, partner, employee or Affiliate of a Significant Stockholder acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for the Corporation or any of its Subsidiaries and such Significant Stockholder or any of its Affiliates, such director, officer or employee of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director, officer or employee to the Corporation and its stockholders with respect to such Corporate Opportunity, if such director, officer or employee acts in a manner consistent with the following policy:

        (1) A Corporate Opportunity offered to any person who is a director, officer or employee of the Corporation, and who is also a director, officer, agent, stockholder, member, partner, employee or Affiliate of a Significant Stockholder, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director, officer or employee of the Corporation.

         (2) Otherwise, such Corporate Opportunity shall belong to such Significant Stockholder.

        4.     Notice to Holders.     Any person purchasing or otherwise acquiring any interest in shares of the Capital Stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

        5.     Amendments.     Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise prior to such alteration, amendment, repeal or adoption.

ARTICLE VI
Board of Directors

         1.     Powers.     All of the powers of the Corporation are hereby conferred upon the Board of Directors of the Corporation, insofar as such powers may be lawfully vested by this Certificate of Incorporation in the Board of Directors. In furtherance and not in limitation of those powers, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Corporation's Bylaws, subject to the provisions of Article VIII, section 2.

        2.     Number of Directors.     Subject to the restriction that the number of directors shall not be less than the number required by the DGCL, the number of directors may be fixed from time to time pursuant to the Corporation's Bylaws; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

        3.    Classification.     The members of the Board of Directors, other than those who may be elected by the holders of any one or more series of Preferred Stock voting separately, shall be classified, with respect to the time during which they shall hold office, into three classes, designated Class I, II and III, as nearly equal in number as possible. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. At each annual meeting of stockholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified. The initial term for directors in Class I shall expire at the annual meeting of stockholders to be held in 2001; the initial term for directors in Class II shall expire at the annual meeting of stockholders to be held in 2002; and the initial term for directors in Class III shall expire at the annual meeting of stockholders to be held in 2003.

        4.    Vacancies.     Subject to any requirements of law and the rights of any class or series of Capital Stock having a preference over the Common Stock as to dividends or upon liquidation, and except as provided in section 6 of this Article VI, any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the stockholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by a vote of a majority of all the directors remaining in office, and any director so appointed shall serve until the next stockholders' meeting held for the election of directors of the class to which such director shall have been appointed and until his successor is duly elected and qualified.

        5.    Removal.     Subject to section 6 of this Article VI, and notwithstanding any other provisions of this Certificate of Incorporation or the Corporation's Bylaws, any director or the entire Board of Directors may be removed at any time at a stockholders' meeting called for such purpose by the affirmative vote of holders of not less than a majority of the Total Voting Power, voting together as a single class. At the same meeting in which the stockholders remove one or more directors, the stockholders may elect a successor or successors for the unexpired term of the director or directors removed. Except as set forth in this Article VI, section 5, directors shall not be subject to removal.

        6.    Directors Elected by Preferred Stockholders. Notwithstanding anything in this Certificate of Incorporation to the contrary, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Certificate of Incorporation (as amended from time to time) fixing the rights and preferences of such Preferred Stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE VII
Limitation of Liability and Indemnification

        1.     Limitation of Liability.     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (a) for breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which such director derived an improper personal benefit.

         2.     Authorization of Further Actions.     The Board of Directors may (a) cause the Corporation to enter into contracts with directors providing for the limitation of liability set forth in this Article VII to the fullest extent permitted by law, (b) adopt Bylaws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including without limitation directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law, and (c) cause the Corporation to exercise the powers set forth in Section 145(g) of the DGCL, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries thereof.

        3.     Subsidiaries.     The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

        4.     Amendments.     Any amendment or repeal of this Article VII shall not adversely affect any elimination or limitation of liability of a director of the Corporation under this Article VII with respect to any action or inaction occurring prior to the time of such amendment or repeal. No amendment or repeal of any Bylaw or resolution relating to indemnification shall adversely affect any person's entitlement to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment or repeal.

ARTICLE VIII
Amendments; Definitions

        1.     Amendments to Certificate of Incorporation.     Articles V, VI, VII and VIII of this Certificate of Incorporation shall not be amended in any manner (whether by modification or repeal of an existing Article or Articles or by addition of a new Article or Articles), except upon resolutions adopted by the affirmative vote of holders of not less than a majority of the Total Voting Power, voting together as a single class.

        2.    Amendments to Bylaws.     The Corporation's Bylaws may be altered, amended, or repealed or new Bylaws may be adopted by:

(a)     the stockholders, but only upon the affirmative vote of holders of not less than a majority of the Total Voting Power, voting together as a single class; or

 (b)     the Board of Directors, but only upon the affirmative vote of a majority of the entire Board of Directors (unless a higher vote is specified in the Corporation's Bylaws).

        3.     Definitions.     For purposes of this Certificate of Incorporation:

        (a)     "Capital Stock" means any Common Stock, Preferred Stock or other shares of capital stock of the Corporation.

         (b)    "Total Voting Power" means the total number of votes that holders of Capital Stock are entitled to cast with respect to the election of directors or, if such term is used in reference to any other particular matter properly brought before the stockholders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

ARTICLE IX
Incorporator

         The name and address of the incorporator of the Corporation is:

James D. Canafax
201 St. Charles Ave., 51st Floor
New Orleans, Louisiana 70170

ARTICLE X
Initial Directors

 The following persons shall serve as the initial directors of the Corporation, each to serve in such capacity until the first annual meeting of stockholders or until their successors are duly elected and qualified:

Name	Class
Jeff Clarke Daniel O. Conwill, IV Nicholas W. Tell	Class I Director Class II Director Class III Director

ARTICLE XI
Books and Records

         The books of the Corporation may be kept (subject to any requirement of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Corporation's Bylaws.

        IN WITNESS WHEREOF, the undersigned, being the named Incorporator of the Corporation, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly the undersigned has hereunto set his hand this 9th day of January, 2001.

/s/ James D. Canafax James D. Canafax Incorporator